EXHIBIT 99.7

                                [LOGO OMITTED]


                            ACCLAIM FINANCIAL GROUP

                                                                November 12,2003

Obsidian Enterprises, Inc.
111 Monument Circle
Suite 4800
Indianapolis, Indiana 46204

Attention: Chief Executive Officer

Re: Strategic Advisory Services


Gentlemen:

This Letter agreement ("Agreement") confirms the agreement of Obsidian Enterprises, Inc. (the "Company") to engage Acclaim Financial Group Venture III, LLC ("LLC" or "AFG") to provide certain services to the Company on the following terms and conditions:

1. Nature of Services. At the direction of the Company, LLC will provide services to the Company limited to the following items ("Services"):

     A. Introductions to Net Perceptions, Inc. (the "Target Entity") regarding a potential strategic transaction involving the acquisition/disposition of all or substantially all the assets or stock, a tender offer, merger and/or other business combination Involving Net Perceptions and the Company (a "Strategic Transaction");

     B. At the direction of the Company, assist in coordinating with the various legal, accounting and other advisors to the Company with respect to the Strategic Transaction (it being understood LLC assumes no responsibility for the advice given or action taken by the Company based on the advice or recommendations of such advisors); and

     C. Such additional services as may be reasonably requested by the Company and agreed in writing to be provided by LLC.

The Company and LLC shall cooperate with each other to facilitate the consummation of a Strategic Transaction on terms acceptable to the Company (in its sole discretion). Each party shall provide accurate and reliable information and other resources to the other as are necessary for that purpose. The Services will be provided by LLC from such locations, and at such times, as LLC shall reasonably determine in consultation with the Company.

The Company shall have no obligation to consummate a Strategic Transaction, on any terms except those acceptable to it in its sole discretion. The Company may abandon pursuit of a Strategic Transaction with the Target Entity for any reason or for no reason without incurring liability to LLC for any fee.

LLC has agreed to provide the Services to the best of its reasonable abilities; LLC does not guarantee a particular outcome. The Company and LLC have agreed that any decision to proceed with a strategy, transaction or relationship with any entity will be solely the decision of the Company. The Company will seek separate advice, and will not rely on LLC to provide, legal, accounting, tax or other similar advice or services.

References  in this  Agreement to "Resulting  Entity" shall mean the  surviving,
merged  or  consolidated   entity  after  the  effectiveness  of  the  Strategic
Transaction.

2. Compensation. As consideration for LLC to enter into this Agreement and to provide the Services, the Company shall compensate LLC as follows:

     A. If them is a "Consummation" of the Strategic Transaction with the Target Entity either during the term of this Agreement or during a period of 12 months after the expiration or termination of this
          Agreement:

         (i) Not Excess Cash. The Company shall pay LLC upon Consummation the greater of (i) $250,000 in cash and (ii) an amount in cash equal to 50% of the "Net Excess Cash at Consummation." "Consummation" shall be deemed to occur upon the completion of all the material contemplated parts of the Strategic Transaction. For example, in the case of merger, consummation would be deemed to occur, upon the earlier of public announcement of consummation of the merger or the filing of the certificate of merger with the appropriate state authority. "Net Excess Cash at Consummation" shall be an amount equal to: (y) Cash, Cash Equivalents and Investments of the Target Entity as of the date of Consummation; less (z)(i) amounts paid in cash to shareholders of the Target Entity in connection with the Strategic Transaction; (ii) Target Entity and Company transaction expenses associated with the Strategic Transaction; (iii) cash severance payable to employees of the Target Entity as a result of the Strategic Transaction; and (iv) the implied cash value of the Company common stock (valued at the average closing bid price for the 10 trading days prior to the date of Consummation) paid to shareholders of the Target Entity in connection with the Strategic Transaction.

         (ii) Gross Excess Cash. The Company shall pay LLC upon Consummation an amount in cash equal to 5% of the "Gross Excess Cash at Consummation" (the "Gross Cash Fee"). "Gross Excess Cash at
               Consummation shall be an amount equal to: (y) Cash, Cash Equivalents and Investments of the Target Entity as of the date of Consummation; less (z)(i) amounts paid in cash to shareholders of the Target Entity in connection with the Strategic Transaction; (ii) Target Entity and Company transaction expenses associated with the Strategic Transaction; and (iii) cash severance payable to employees of the Target Entity as a result of the Strategic Transaction.

         (iii) Warrant. The Company shall also grant to LLC a warrant ("Warrant") having a ten year term from the date of Consummation ("Expiration Date") to acquire a number of common shares of the Company equal to the quotient of the Gross Cash Fee divided by the average closing bid price for the common shares for the 10 trading days after the date of Consummation, at an exercise price equal to $0.01 per share. The Warrant will contain customary terms and provisions, including adjustments to reflect stock splits, stock dividends and other similar capital adjustments and piggyback registration rights.

     B. If the Strategic Transaction with the Target Entity does not occur and the Target Entity pays a break-up fee to the Company, then the Company shall pay LLC an amount equal to 50% of the difference between; (i) the break-up fee and any reimbursed expenses received from the Target Entity; and (ii) the expenses incurred by the Company in connection with the Strategic Transaction.

3. Expenses. The Company shall promptly reimburse LLC for reasonable travel and lodging and all other reasonable out of pocket expanses ("Transaction Expenses") incurred in connection with the Strategic Transaction through the consummation of the Strategic Transaction, which reimbursement shall not exceed $2,500 per month without the prior consent of the Company.

4. Indemnification. The Company shall indemnify, hold harmless and reimburse LLC and its and their respective affiliates directors, officers, controlling persons, employees and agents ("Indemnified Persons") to the fullest extent lawful against any and all claims, losses, damages, liabilities, expenses, costs, actions, joint or several, of any nature or type whatsoever ("Expenses"), relating to or arising from the transactions contemplated by this Agreement or any other matter whatsoever relating to or involving the Indemnified Persons in connection with the contemplated Strategic Transaction involving the Target Entity, except to the extent (and only to the extent) that a court of competent jurisdiction finally determines that such Expenses arose exclusively from such Indemnified Person's reckless or willful misconduct or from conduct prior to the date of this Agreement. The Company shall control the defense of any matter as to which It has an indemnification obligation hereunder and any Indemnified Person may participate in that defense at its own expense.

5. Term. This Agreement shall terminate on November 12, 2004, and may be terminated earlier by either party upon 30 days written notice to the other party; provided, however, (i) Sections 2, 3 and 4 of this Agreement shall survive any termination of this Agreement and survive until the obligations thereunder are satisfied and completed and (ii) Sections 6 and 7 of this Agreement shall survive any termination of this Agreement and survive until the expiration of the applicable statute of limitations.

6. Miscellaneous. LLC is being retained by the Company to perform the Services, not as an agent or advisor of any other person, and the Company. Engagement of LLC will not confer on any other person not a party to this Agreement any rights or any nature or kind whatsoever. LLC will act as an independent contractor and any duties arising out this engagement shall be owed solely to the Company. Neither party is a fiduciary for the other. LLC is now, and may in the future be, engaged by other entities engaged in businesses similar to and competitive with the Company. The Company has assessed the risks of these conflict and potential conflicts and determined that the benefit of engaging an advisor with relevant experience outweighs the risks of these conflicts and potential conflicts. There are no third-party beneficiaries under this Agreement other than Indemnified Persons. This Agreement shall be binding on and inure to the benefit of the Company, LLC and their respective successors, assigns, heirs and representatives. This Agreement may only be modified or amended by a written agreement signed by both parties. This Agreement constitutes the entire agreement between the parties and supercedes any prior written or oral agreements or understandings between the parties hereto. LLC and the Company agree that this Agreement shall be governed by and construed under the laws of the State of Indiana. Any disputes relating to or arising from this Agreement by or among the parties shall be resolved exclusively by arbitration to be conducted exclusively in Indianapolis, Indiana in accordance with the Commercial Rules of the American Arbitration Association. Any court of competent jurisdiction shall be authorized to enforce the provisions of the previous sentence and enforce the remedies imposed by such arbitration.

7. Confidential Information: Non-Circumvention. Both LLC and the Company shall take reasonable actions to preserve the confidential nature of any information obtained from any party during the course of this engagement. Each party understands and acknowledges that the laws of the United States may impose certain limits on their ability to trade public securities or disclose information with respect to this engagement and that prior to engaging in any securities trading activities they will consult counsel. Neither party shall take any action that may directly or indirectly circumvent the benefits that are intended to accrue to either party hereunder. Each party shall act in a reasonable manner so as to preserve the goodwill and reputation of each of the parties.

                     [Remainder of page intentionally blank]

                                   * ** * * *

If the foregoing correctly sets forth our understanding, please sign below and return an executed copy of this Agreement to LLC. We look forward to working with you.


Regards,

ACCLAIM FINANCIAL GROUP VENTURE III, LLC


By:      /s/ Erich Spangenberg
         ------------------------------
         Duly Authorized




Accepted and Agreed to:

OBSIDIAN ENTERPRISES, INC.


By:      /s/ Timothy S. Durham
         ------------------------------
         Duly Authorized

                                 [LOGO OMITTED]

                             ACCLAIM FINANCIAL GROUP


                                                               November 25, 2003
Obsidian Enterprises, Inc.
111 Monument Circle
Suite 4800
Indianapolis, Indiana 46204

Attention:        Chief Executive Officer

Re: Strategic Advisory Services Engagement Letters


Gentlemen:

This letter confirms that the only effective engagement letter between Obsidian Enterprises, Inc. (the Company") and Acclaim Financial Group Venture III, LLC ("LLC") is the engagement letter, dated November 12, 2003, which was executed and delivered by the Company and LLC on November 25, 2003 (the "November 25, 2003 Engagement Letter"). Upon execution and delivery of the November 25, 2003 Engagement Letter, all other engagement letters executed prior to the date hereof between the Company and LLC are terminated.

If the foregoing correctly sets forth our understanding, please sign below and return an executed copy of this Agreement to LLC. We look forward to working with you.

Regards,

ACCLAIM FINANCIAL GROUP VENTURE III, LLC


By:      /s/ Erich Spangenberg
         ------------------------------
         Duly Authorized




Accepted and Agreed to:

OBSIDIAN ENTERPRISES, INC.


By:      /s/ Timothy S. Durham
         ------------------------------
         Duly Authorized

PRIVATE AND CONFIDENTIAL